Exhibit 99.(b)(1)

PROMISSORY NOTE

$2,700,000	Month_____, 2013

FOR VALUE RECEIVED QAR Industries, Inc., a Texas corporation ("Borrower"), promises to pay to the order of the Concorde Equity II, LLC, ("Lender"), a Delaware limited liability company, located at 2204 Vaquero Estates Blvd. Westlake, Texas 76262, or such other place as the holder of this Note may from time to time designate in writing, the principal sum of Two Million Seven Hundred Thousand and 00/100 Dollars ($2,700,000), with interest accruing on the unpaid principal balance from time to time remaining unpaid prior to maturity as follows:

1)	Payments of Principal and Interest. The principal and interest of this Note shall be payable as follows:

a)
Interest on this Note shall accrue at the rate of 5.0% per annum and shall be calculated at a daily rate equal to 1/360th of the annual percentage rate that this Note bears, based on the actual number of days elapsed.

b)	A payment representing interest only from the date hereof through the month of June 2018 shall be due and payable on the 1st day of September 2013.

c)
On the Maturity Date, the entire outstanding principal amount of the original loan amount of Two Million Seven Hundred Thousand and 00/100 Dollars ($2,700,000) shall be due and payable in one balloon payment.

2)	Maturity. This Note shall mature (i.e., all outstanding principal, together with all accrued interest which has not been paid, shall be due and payable in full) on June 30, 2018.

3)
Prepayment.  Provided Borrower is not in default under the terms of this Note, Borrower may prepay the principal of this Note in whole or in part, at any time, or from time to time, without penalty or premium, and interest shall immediately cease to accrue on any amount so prepaid.

4)
Partial Payment.  If Lender at any time receives or accepts payment from or for the account of Borrower of less than the full amount when due on this Note, such receipt or acceptance shall, unless Lender expressly agrees otherwise in writing, be deemed a payment on account only, and shall not cure any default existing by reason of failure to pay the full amount when due, nor preclude the exercise of any remedy of Lender including, but not limited to, acceleration of any unmatured portion hereof.

5)
Events of Default and Remedies.  At the option of the holder of this Note, the entire unpaid principal balance of, and all accrued interest on, this Note shall immediately become due and payable upon the occurrence at any time of any one or more of the following (herein referred to as an "Event of Default"):

PROMISSORY NOTE – Page 1	Initialed by Borrower: _____

a)
Borrower shall fail to pay the principal of or interest on this Note as and when the same becomes due and payable in accordance with the terms hereof, and such failure shall continue for a period of ten (10) days after receipt of written notice from Lender specifying such failure, provided, however, that Lender shall be obligated to give only one (1) such notice in any calendar year and, after the giving of such one notice, Lender shall be entitled to exercise its remedies upon any subsequent default occurring within such calendar year without any requirement of notice; or

b)	Borrower shall fail to perform any other covenant, condition, obligation or agreement set forth in this Note, other than as set forth in paragraph 5(a) above.

If an Event of Default shall occur, Lender may (a) declare the entire balance of this Note, principal and interest, immediately due and payable; (b) exercise any rights contained in this Note; and (c) exercise any other remedy provided by law or equity.  No remedy referred to herein is intended to be exclusive, but each shall be cumulative, and the exercise or beginning of exercise by Lender of any one or more of such remedies should not preclude the simultaneous or later exercise of any or all of such remedies.  Any failure of Lender to exercise any rights or remedies available to Lender if an Event of Default should occur shall not constitute a waiver of Lender's right to exercise such rights or remedies in the event of any subsequent Event of Default.

5)
Past Due Interest and Late Charge.  In the event that Lender has not received any installment due under the terms of this note (other than the payments required on the Maturity Date) on or before the date thirty (30) days after the date such installment is due and payable, Borrower will be charged, and Borrower hereby agrees to pay to Lender, a late charge equal to five percent (5%) of the amount of such installment then due and payable.  Borrower shall be obligated to pay no more than one (1) late charge with respect to any installment, and no late charge shall be imposed on the payments due on the Maturity Date, but all amounts outstanding on the Maturity Date shall accrue interest after the Maturity Date as herein provided.

6)
Controlling Agreement.  All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity hereof or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to Holder exceed interest computed at the Maximum Rate (as defined below).  If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of interest computed at the Maximum Rate, the interest payable to Holder shall be reduced to interest computed at the Maximum Rate; and if from any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of interest computed at the Maximum Rate, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Borrower.  All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any renewal or extension hereof) so that the interest hereon for such full period shall not exceed interest computed at the Maximum Rate.  This section shall control all agreements between Borrower and Lender.  The term "Maximum Rate" shall mean the highest lawful rate of interest applicable to the loan transaction evidenced by this Note taking into account whichever of applicable federal law or Texas law permits the higher rate of interest, and after also taking into consideration all compensation deemed interest under applicable law.

PROMISSORY NOTE – Page 2	Initialed by Borrower: _____

7)
Waiver.  Except as expressly otherwise provided for herein, Borrower and all other parties now or hereafter liable or responsible for the payment of this Note, whether as endorser, guarantor, surety or otherwise, severally waive demand, presentment, presentment for payment, notice of intent to demand, notice of nonpayment, notice of dishonor, diligence in collecting, grace, notice (including notice of intent to accelerate and notice of acceleration) and protest and consent to all renewals and extensions that from time to time may be granted by the holder of this Note and to all partial payments herein, whether before or after maturity.  Borrower hereby further agrees that no act or omission of Lender with reference to any property securing or intended to secure this Note, including but not limited to failure to file or perfect any lien or security interest, shall release the absolute obligation of Borrower to pay this Note as and when due.

8)
Cumulative Rights.  No delay on the part of Lender or other holder of this Note in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or exercise of any other power or right.  Enforcement by Lender or other holder of this Note of any security for the payment hereof shall not constitute any election by it of remedies so as to preclude the exercise of any other remedy available to it.

9)
Attorneys' Fees and Costs.  If this Note or any installment or part hereof is not paid when due and the same is placed in the hands of an attorney for collection, or if this Note is collected by suit or through bankruptcy, probate or other proceedings, Borrower agrees to pay the reasonable attorneys' fees of the holder of this Note, together with all actual expenses of collection and litigation and costs of court incurred by the holder of this Note.

10)
Notices.  Any notice or demand required or to be given hereunder shall be in writing, and shall be deemed to have been given and received when deposited in a post office or official depository of the United States Postal Service, sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	QAR Industries, Inc.
101 SE 25th Ave.
Mineral Wells, TX 76067
Attn: Chief Financial Officer

If to Lender:	Concorde Equity II, LLC
2204 Vaquero Estates Blvd.
Westlake, TX 76262
Attn: Robert Fitzgerald

PROMISSORY NOTE – Page 3	Initialed by Borrower: _____

The addresses or addresses set forth in this Note may be changed by any party by giving notice of such change to the other party in the manner provided herein for giving notice.

11)
Severability.  In case any of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12)	GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS IN TEXAS.

13)
JURISDICTION AND VENUE.  ALL ACTS CONTEMPLATED BY THIS NOTE SHALL BE PERFORMABLE IN PALO PINTO COUNTY, TEXAS, AND ALL SUMS PAYABLE UNDER THIS NOTE SHALL BE PAYABLE IN PALO PINTO COUNTY, TEXAS.  BORROWER HEREBY CONFIRMS AND AGREES THAT ALL LEGAL ACTIONS INVOLVING THE VALIDITY OR ENFORCEMENT OF THIS NOTE SHALL HAVE JURISDICTION AND VENUE INPALO PINTO COUNTY, TEXAS.

14)	Headings. The headings of the paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

15)
Successors and Assigns.  This Note and all of the covenants, promises and agreements contained herein shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective executors, administrators, successors and assigns.

16)
FINAL AGREEMENT.  THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Borrower:

QAR INDUSTRIES, INC.
A TEXAS CORPORATION

By: __________________________________
Robert Fitzgerald
President

PROMISSORY NOTE – Page 4	Initialed by Borrower: _____

Lender:

CONCORDE EQUITY II, LLC

By:____________________________________
Robert Fitzgerald
President

PROMISSORY NOTE – Page 5	Initialed by Borrower: _____